                                                                   EXHIBIT 10.59

                                  RESTRICTIONS


General

The distribution of this Offer Document and the Offer may, in certain jurisdictions, be restricted by law. Persons into whose possession this Document comes are required to inform themselves of and observe all such restrictions. Neither ING Barings, nor Denali, nor Welna accepts any liability for any violation by any person of any such restriction.

United States of America

The Offer is not being made in the United States, or by use of the U.S. mails or by any means or instrumentality of U.S. interstate or foreign commerce or any facilities of any U.S. national securities exchange, and ING Barings does not authorize the delivery of the Offer Document or any document(s) of title in respect of the Offer to any address in the United States or to any person who is unable to give such warranty as meant in the last sentence of the next paragraph. Persons receiving the Offer Document must not distribute it in or send or mail it to the United States or to any U.S. person or use any such means or instrumentality in connection with the Offer made hereby, and so doing may render invalid any relative purported acceptance.

Persons wishing to accept such Offer must not use the U.S. mails in, into or from the United States or any other such means or instrumentality for any purpose directly or indirectly related to the acceptance of such Offer. Envelopes containing any forms of acceptance must not be post marked in the United States or otherwise dispatched from the United States and all acceptors must provide addresses outside the United States for the receipt of the Offer Price. Presentation of Shares for the Offer Price constitutes a warranty that the person making the presentation is not in the United States or a U.S. person nor is such person acting on behalf or account of or for the benefit of any person in the United States or a U.S. person.

Neither the US Securities and Exchange Commission nor any other securities commission nor regulatory authority have confirmed the accuracy or determined the adequacy of this Offer Document. Any representation to the contrary may be a criminal offense.

The provisions in this paragraph supercede any terms of the Offer inconsistent herewith.

As used herein, the United States means the United States of America, its territories, and possessions, any state of the United States of America, and the District of Columbia.

United Kingdom

The Offer Document may not be issued or passed on in the United Kingdom to any person unless that person is of the kind described in article 11(3) of the United Kingdom Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom this Offer Document may otherwise be lawfully issued or passed on.

                              Important information


The information contained in this Offer Document has been provided by Denali and Welna. Welna bears sole responsibility for the accuracy and completeness of the information which Welna has provided for inclusion in this Offer Document in chapters 2.2C, 2.3 and 5, with the exception of the Auditors' Statement. Denali bears sole responsibility for the accuracy and completeness of the information provided by it in chapters 1.4, 2.2B and 4, with the exception of the Auditors' Statement. Denali and Welna bear a joint responsibility for the accuracy and completeness of the provided information in chapters 1.1, 1.2, 1.3, 1.5, 2.1 and 2.2A.

No party other than Denali, Welna or ING Barings is authorized to provide any information or to make any statement relating to the Offer or the information contained in this Offer Document. If such information is provided or such statements are made, it may not be relied upon as if it were provided or issued by or on behalf of Denali or Welna.

Shareholders are advised to study this Offer Document thoroughly and where necessary seek independent advice in order to obtain a balanced impression of the Offer.

The issue and distribution of this Offer Document in no way implies that the information contained in this Offer Document will also be correct and complete at any later date.

This Offer Document is governed by Netherlands law and is issued in both Dutch and English languages. The English version alone is legally binding.
Copies of this Offer Document are available at:

ING Barings
Foppingadreef 7
1102 BD Amsterdam
The Netherlands
Ph: +31 20 563 8521


Amsterdam, 14th May 1999

                                   DEFINITIONS


ABN AMRO                            ABN AMRO Bank N.V.

Amsterdam Stock Exchange            Amsterdam Exchanges N.V.

Articles of Association             Articles of Association of Welna

Committee for Merger Affairs        'Commissie voor Fusieaangelegenheden' of the Social and Economic Council ('Sociaal-Economische
                                    Raad')

Denali                              Denali Incorporated and its wholly owned subsidiary Denali Welna Europe B.V, a private limited liability company according to Dutch law

EUR                                 Euro

ING Barings                         ING Bank N.V. operating under the name of ING Barings

NLG                                 Dutch guilders

Offer                               The offer by Denali for all the Shares

Offer Document                      The present offer document dated 14th May 1999, describing the Offer and the circumstances under which the Offer will be declared unconditional

Offer Period                        The period during which Shareholders can accept the Offer, in accordance with the procedure for acceptance as set out in section 3 of this Offer Document

Offer Price                         The cash amount of EUR 37.00 per Share which is offered to all Shareholders

SER Rules of Conduct                Rules of Conduct as laid down in the SER-besluit Fusiegedragsregels 1975 (Resolution of the
                                    Social and Economic Council on Rules relating to Mergers)

Share(s)                            One or more outstanding ordinary share(s) in the capital of Welna with a nominal value of NLG
                                    1.00 per share

Shareholders                        Holders of one or more Share(s)

USD                                 United States dollars

Welna                               Welna N.V.

                               TABLE OF CONTENTS

     Restrictions .............................................................1

     Important information ....................................................2

     Definitions...............................................................3

1.   The Offer.................................................................5

     1.1  Terms and conditions of the Offer....................................5
     1.2  Background and reasons for the Offer.................................5
     1.3  The Offer Price......................................................6
     1.4  Financing and Structuring the Offer..................................6
     1.5  Future plans for the combined companies..............................6
          1.5.1 Strategy.......................................................6
          1.5.2 Board structure and organization...............................6
          1.5.3 Legal structure................................................7
          1.5.4 Social aspects.................................................7

2.   Statements and Recommendations............................................8

     2.1  Press releases.......................................................8
     2.2  Statements required by the SER Rules of Conduct......................9
     2.3  Recommendation of the Offer by the Supervisory and Executive
          Boards of Welna.....................................................10
     2.4  Fairness Opinion....................................................11

3.   Invitation to Shareholders...............................................13

4.   Information on Denali Incorporated.......................................14

5.   Information on Welna.....................................................16

6.   Advisers.................................................................21

                                   1.THE OFFER


1.1 Terms and conditions of the Offer

On 18th March 1999, Denali and Welna jointly announced their intention to merge by way of Denali making a public offer for all Shares. This intention has resulted in an offer of EUR 37.- in cash per Share, subject to the conditions as laid down in this Offer Document. This intention was confirmed by a joint press release on 15th April 1999.

The Offer is subject to the following conditions:

(a) that the number of Shares that have been tendered for acceptance under the Offer before the closing date of the Offer represents at least 70 percent of the Shares that are outstanding at the closing date of the Offer Period;

(b) that the Committee for Merger Affairs does not issue, before the date upon which the Offer is declared unconditional, any public reprimand relating to the Offer in connection with any contravention of the Rules of Conduct set forth in Sections I, II and III of the SER Rules of Conduct;

(c) that Welna, or any of its group companies, prior to the closing of the Offer Period does not enter into any transaction involving the sale or issue to third parties of any shares in its own share capital, and also that no undertaking is given to do so; and furthermore that Welna has neither bound itself in any way whatsoever to pay any dividend in the form of share capital nor has made any payment of such dividend other than the dividend that was declared on 28th April 1999;

(d) that the Works Council of Plasticon B.V. in Oldenzaal, the major subsidiary of Welna, has not given a negative advice, in the sense of article 25 of Works Council Act for the intended merger.

Denali reserves the right to declare the Offer unconditional even in the event that one or more of the conditions mentioned above, with the exception of condition (b), have not been met. The conditions can only be waived by Denali.

An Extraordinary General Meeting of Shareholders will be held on 4th June 1999. The purpose of this Extraordinary General Meeting of Shareholders is to inform the Shareholders about the Offer in accordance with Article 9 of the SER Rules of Conduct. The meeting will be convened in the usual way, on a 15 days notice prior to the meeting.

Denali did not have a direct or indirect interest in the outstanding share capital of Welna at the time of the publication of this Offer Document.

1.2 Background and reasons for the Offer

The merger between Denali and Welna constitutes a strategic partnership from which a joint strategy for profitable growth is envisaged. The merger will create a business entity with a comprehensive product portfolio and a wide distribution network covering all major markets around the world. The overall company will be well positioned to pursue further growth opportunities, both through internal growth and through acquisitions.

The management of Denali and Welna believe that the combination of Denali and Welna will create a comprehensive engineering, manufacturing and trading group within the critical fluids handling industry. The combination will establish one of the world's largest engineered fiberglass-reinforced plastics companies specializing in products for process industries. Both companies' product range, markets and technologies are highly complementary, providing the combined business with an ability to offer industrial solutions that its customers increasingly require.

1.3 The Offer Price

The Offer Price has been determined and agreed based on careful financial and strategic analyses. Due consideration has been given to the strategic position of both parties involved. In order to establish the Offer Price, Denali has reviewed the historic and likely future development of the Welna's profitability, cash flows and balance sheet. Consideration has also been given to the historic market valuation of Welna and to relative stock market valuations of comparable companies in related industrial manufacturing sectors, including the market valuation of Denali Incorporated on the NASDAQ Stock Exchange. The Offer price represents a premium of 23.3% or EUR 7.00 to Welna's share price of 17th March 1999, the day before the announcement of the intention of both companies to merge.

1.4 Financing and Structuring the Offer

Denali will finance the merger with Welna through a combination of bank debt and private placement of subordinated debt and equity. Denali has secured the required financing commitments with CIBC Oppenheimer, ABN AMRO and ING Barings. In addition, Denali has secured commitments for the private placement of equity and has secured bridge financing with CIBC Oppenheimer to support a subordinated debt offering.

Denali Incorporated will purchase the Shares through its wholly owned subsidiary Denali Welna Europe B.V., with the effect that Denali Welna Europe B.V. will be the sole holder of all acquired Shares.

1.5 Future plans for the combined companies

1.5.1. Strategy

After the merger, the combination intends to pursue a growth strategy without any large changes to the operational structure of both companies. The new combination will seek to sell and distribute a comprehensive product range using both Denali's and Welna's existing trademarks. It is envisaged that Welna shall continue to operate autonomously and serve as the regional head office for the combined group covering the European, Asian Pacific and African markets. Denali and Welna will continue to invest in research and development combining know-how, capital and human resources currently available in both companies.

1.5.2. Board structure and organization

After the successful completion of the Offer, Denali does not intend to change the constitution of the Management Board of Welna. Denali and Welna intend and shall use their best efforts to ensure that upon completion of the Offer, Messrs. J.L. Drijver and C.P. Heijwegen shall resign from the Supervisory Board of Welna. Denali intends and shall use its best efforts that upon completion of the Offer, Mr. E. de Boer and Mr. R.K. Andrews will be appointed to the Supervisory Board of Welna.

Denali intends and shall use its best efforts to ensure that after completion of the Offer, at all times two members of Welna's Management Board will have a seat in the management team of Denali. The President of Welna's Management Board will become Executive Vice President and the other member of Welna's Management Board will become Vice President. Initially Mr. H.A. Kroes will be appointed as the Executive Vice President and Mr. J.M.M.A. Siers will be appointed as the Vice President.

Denali intends and shall use its best efforts to ensure that after the completion of the Offer, at all times one member of Welna's Supervisory Board will have a seat in the Board of Directors of Denali as non-executive director. Initially Mr. B. Elfring will be appointed as the new non-executive director.

1.5.3. Legal structure

The combination intends to maintain Welna's existing legal structure of a large company according to Dutch company law ('Structuurvennootschap'). The combination reserves the right to propose, subject to the Shares having been de-listed, to the General Shareholders Meeting to convert Welna into a private limited company ('Besloten Vennootschap'), leaving the large company provisions as they are.

1.5.4. Social aspects

The activities of both companies are to a large extent complementary. For these reasons, Denali currently does not see any need to reduce the level of employment at both companies as a result of the combination of Denali's and Welna's business.

Denali and Welna will jointly address human resource issues, such as career development, succession planning, pension schemes and other aspects of personnel management. As stated above, it is Denali's intention to seek continuity in the management of Welna.

                        2.STATEMENTS AND RECOMMENDATIONS

2.1 Press releases

On 18th March 1999, Denali Incorporated and Welna jointly published a press release of which an extract is presented below:

"Denali and Welna announce that they have entered into a letter of intent under which both companies will merge. The transaction will create the world's largest engineered fiberglass-reinforced plastics (FRP) company dedicated to provide corrosion-resistant products and services to process industries, including chemical processing, pulp and paper, microelectronics, power and others. Welna also has a trading company that specializes in providing engineered systems for power generation, water treatment, paper and chemical processing industries. The company will have approximately USD 250 million in annual revenues and manufacturing locations in the United States, The Netherlands, Germany, France, United Kingdom, Poland, Venezuela, and Thailand. The Welna companies will continue to operate autonomously.

Denali will make a public offer of EUR 37.00 per Share, as well as assume approximately EUR 11.5 million in debt. The total transaction has an enterprise value (market capitalization plus net debt) of approximately EUR 50 million or USD 55 million.

According to Mr. E. de Boer, President and Chief Executive Officer of Denali:
'The combination of Denali and Welna creates a tremendous core of engineering and manufacturing capabilities. The diversity and scope of our products, markets, and technologies will allow Denali to provide more complete and efficient solutions to our customers' needs, whether they are in North America, Europe, Asia or South America. Between product and market synergies, technology transfers, cross-selling opportunities, and our strategy for continued growth, the next few years will be very exciting for our customers, our suppliers, our shareholders and our employees.'

Mr. H.A. Kroes, Chief Executive Officer of Welna, commented: 'Denali and Welna together create a promising opportunity for all stakeholders. The operating characteristics and business philosophies of both companies are identical and will create value in the future. Welna brings to the combination a strong competitive position in the European market as well as good access to the markets surrounding Europe, particularly through our subsidiaries in France and the United Kingdom. Through its technology and market experience, Welna will have a key role in the ongoing growth of the combined company and numerous opportunities for Welna's personnel are present'."

On 15th April 1999, Denali Incorporated and Welna jointly published the following press release:

"Following the press release on 18th March 1999, Denali Incorporated ('Denali') and Welna N.V. ('Welna') announce that it is likely that a public offer will be made for all outstanding ordinary shares of Welna by means of an offering document, which will be made available on 14th May 1999. The shareholders of Welna who accept this offer, will receive EUR 37.00 in cash per ordinary share of Welna."

2.2 Statements required by the SER Rules of Conduct

A.   Denali and Welna jointly declare that:

     (a) they have conferred with each other and this conferral has led to agreement on the Offer;

     (b) the personal disclosures mentioned in Article 8 of SER Rules of Conduct have been or will be filed with the Committee for Merger Affairs;

     (c) after the Offer has been declared unconditional, two of a total of three members of Welna's Supervisory Board intend to resign (please refer to section 1.5.2 of this Offer Document). No payments other than the regular compensation will be paid to the members of the Supervisory Board;

     (d) As part of this Offer, an arrangement is going to be made with the holders of the Share options. This arrangement will not influence the Offer Price. Denali will purchase the Shares acquired by the holders of the options for the Offer Price or will compensate the holders of the options for the difference between the Offer Price and exercise price (please refer to chapter 5 of this Offer Document for more information on the options mentioned above).

B.   Denali further declares that:

     (a)  with due observance of and notwithstanding the restrictions stated in section 1.1 of the Offer Document, the Offer extends to all Shares;

     (b) at the time of the publication of this Offer Document, Denali did not have a direct or indirect interest in the outstanding share capital of Welna;

     (c) no transactions have been entered into with natural persons and/or corporate bodies as defined in Article 6, Paragraph 1 (p), (q) and (r) of the SER Rules of Conduct;

     (d) at the time of the publication of this Offer Document, no commitments have been received by Denali from Shareholders that they will accept the Offer.

C.   Welna further declares that:

     (a) the Committee for Merger Affairs, the trade unions involved and the Amsterdam Stock Exchange have been informed about the Offer;

     (b) confirmation of notifications relating to compliance with Sections II and III of the SER Rules of Conduct has been received. The Committee for Merger Affairs has assumed that the requirements of the SER Rules of Conduct have been met or will be met correctly, unless data, notifications or complaints will be made known to the Committee possibly showing the contrary. Furthermore the Committee has indicated that it has at all times the authority to ask for such information as it deems necessary to judge any merger transaction sufficiently;

     (c) at the time of the publication of this Offer Document, no commitments have been received by Welna from Shareholders that they will accept the Offer.

2.3 Recommendation of the Offer by the Supervisory and Executive Boards of Welna

The Supervisory and Executive Boards of Welna, having given due consideration to the strategic, financial and social aspects of the proposed transaction, have concluded that the acquisition of Welna by Denali is in the interest of the Shareholders and the other stakeholders of Welna. The Supervisory and Executive Boards believe that the Offer Price is a fair reflection of the value of Welna and therefore recommend the Shareholders to accept the Offer.

2.4 Fairness Opinion

The Supervisory Board and Board of Management of Welna N.V.
P.O. Box 309
7570 AH OLDENZAAL

                                                        Amsterdam, 14th May 1999

Dear Sirs,

Referring to your request to ABN AMRO Bank N.V. in our role as your financial advisor, to give an opinion regarding the reasonableness and fairness for the holders of ordinary shares of Welna N.V. ('Welna') of the proposed offer of EUR
37.00 per share in cash by Denali Inc. ('Denali') to effectuate the merger of Welna and Denali (the 'Merger'), we advise you as follows.

The Merger is to be consummated through, as described in the offer document dated 14th May 1999, the obtainment by Denali of all issued ordinary shares with a nominal value of NLG 1.00 each.

We have based our opinion on the reasons for the Merger and the subsequent strategic and financial advantages for the companies involved and their shareholders as expressed in the offer document dated 14th May 1999. Our opinion is limited to a judgement of the proposed cash offer.

In connection with the opinion we have examined and considered the following items:

(i) certain public information concerning Welna, including annual reports and press releases;

(ii)  information as provided by Welna, including:

      - specific internal information, including financial information both on a consolidated basis as well as per business unit, for the years 1996, 1997 and 1998 and projected financial information for the years 1999 and 2000;

      - the verbal and written statements and explanations given by the management regarding this information;

      - discussions that we had with the management concerning past, present and future developments as well as the financial situation.

(iii) financial information regarding the valuation of companies active in the same sectors and markets as Welna and Denali;

(iv)  the offer document dated 14th May 1999;

(v)   other financial analyses and studies in so far as deemed relevant by us.

We have, in connection with this opinion, without independent verification, trusted the correctness and completeness of all financial and other information we have used to reach the opinion as mentioned in this letter. We therefore assume no responsibility in this respect. We have not carried out an independent inquiry regarding the valuation of the assets and liabilities. Our opinion does not cover legal, fiscal and accounting related aspects of the Merger.

Our opinion is based on the economic, monetary and market situation currently in existence. Unexpected developments in this area can obviously change this opinion and the basic assumptions on which it is based.

Allowing for the above and other relevant information, we are of the opinion that the cash offer as proposed in the offer document dated 14th May 1999 is reasonable and fair for the holders of ordinary shares in Welna and thereby does justice to the interests of holders of ordinary shares in Welna.

This opinion was drawn up in the English language. A translation of this text is available in Dutch. The English text of the opinion is the exclusively authentic text, and as such prevails over the Dutch text.

Yours faithfully,
ABN AMRO Bank N.V.

                          3.INVITATION TO SHAREHOLDERS

Referring to the statements contained in this Offer Document, Shareholders are invited to submit their Shares for sale in the manner and under the conditions given below:

(a)      For each Share a payment of EUR 37.00 in cash is offered;

(b) Shareholders are requested to submit their Shares for exchange at ING Bank N.V., Bijlmerdreef 888, in Amsterdam, through their bank or stockbroker, no later than 15.00 hours (Netherlands time) on 21st June 1999;

(c) Institutions admitted to the Amsterdam Stock Exchange may only submit Shares for cash in writing to ING Bank N.V. in Amsterdam. In submitting the Shares, the admitted institutions declare that they have the submitted Shares in their custody and the admitted institutions bind themselves to surrender these Shares upon the Offer being declared unconditional;

(d) For the terms and conditions under which this Offer will become unconditional, reference is made to section 1.1 of this Offer Document;

(e) If the period for acceptance is extended with the result that the obligation to declare whether or not the Offer is unconditional is postponed, a public announcement to this effect will be made no later than the third day of trading following the closing of the Offer Period, with due observance of the provisions of article 7A, paragraph 3, of the SER Rules of Conduct. An acceptance is regarded irrevocable unless otherwise provided by the SER Rules of Conduct. An advertisement will be placed no later than five trading days after the closing of the Offer Period in (at least) the 'Officiele Prijscourant' of the Amsterdam Stock Exchange, stating whether the Offer is being declared unconditional or not. In the event that the Offer is declared unconditional, the sum of EUR 37,00 will be paid in cash within five trading days for each Share that is transferred;

(f) Denali will pay institutions admitted to the Amsterdam Stock Exchange a commission in accordance with Appendix II of the Rules of Seatholders ('Bijlage II van het Reglement Toegelaten Instellingen AEX-Effectenbeurs') in relation to the exchange of Shares for cash, with a maximum of EUR 15,000.-per depot. Any custody fees or withdrawal costs payable will also be borne by Denali. The exchange of Shares for cash will therefore be free of charge for Shareholders;

(g) The Offer is being made with due observance of such restrictions as included in this Offer Document. Denali reserves the right to accept any submission for cash made by or on behalf of Shareholders which does not entirely meet the conditions laid down in this invitation.

                     4. INFORMATION ON DENALI INCORPORATED

Denali Incorporated, based in Houston, Texas since 1994, is a leading critical fluids handling products company that engineers and manufactures high-end, corrosion resistant industrial process systems for the chemical processing, petroleum equipment, pulp and paper, water/wastewater, and other industries. Denali Incorporated manufactures fiberglass-reinforced plastic (FRP) piping systems, process vessels, ducting and a variety of tanks as well as steel aboveground storage tanks. Its operations are currently divided into two groups. The first group, Containment Solutions, manufactures and markets products for the petroleum equipment and water/wastewater industries. The second group, Specialty Solutions, focuses on manufacturing and marketing high-end corrosion resistant products for the pulp and paper, power, chemical, and water/wastewater industries.

Denali Incorporated is the sole US based manufacturing company for the engineered, fiberglass-reinforced plastics products specializing in the process industries. It has twelve (12) manufacturing facilities in the USA, a joint venture in Venezuela, and licensees in the United Kingdom, Spain, Canada, Australia, and New Zealand. The merger with Welna marks the first major expansion for the company outside the USA. It is part of the overall strategy of Denali Incorporated to grow within existing markets, with new products, and into new geographic markets. Denali Incorporated has over 1,150 employees.

FIVE-YEAR KEY FIGURES (USD Thousands)

                                      9 mths(2)       12 mths        12 mths       12 mths       6 mths(3)
Financial period(1)                   98/Mar 99        97/98          96/97         95/96         94/95
                                      ---------       -------         ------       -------       --------
Net sales                              110,216         99,897         71,101        53,354        17,799
Gross profit                            27,567         22,624         13,833         9,836         4,326
Selling, general & admin. expenses      20,571         17,843         11,874         9,604         3,771
Non-recurring compensation expense         682(7)       2,312(6)           0             0             0
Operating income                         6,314          2,469          1,959           232           555
Operating margin(%)                        5.7%           2.5%           2.8%          0.4%          3.1%
Profit (loss) before tax and
  extraordinary items                    4,312          1,462            610        (1,280)          (44)
Net profit (loss)                        2,396            329            317          (834)          (43)
Shareholders' equity (deficit)          32,179         28,674           (541)         (738)          216
Total long-term debt and notes
  payable                               40,160         29,896         24,024        18,661        13,810
Total assets                            96,463         80,382         41,084        30,318        21,814
Earnings per share (USD)(4)               0.64           0.62           0.09         (0.44)        (0.05)
Dividends per share (USD)(5)                --           0.01           0.05          0.05          0.03

(1) The company operates on a 52/53 week fiscal year ending on the Saturday closest to 30th June

(2)      Reflects results for the nine month period ending 27th March 1999.

(3) Reflects results for the period 19th December 1994 (date of inception) to 1st July 1995.

(4)      Excluding non-recurring compensation expense and extraordinary items.

(5)      Paid to preference shareholders only.

(6) Associated with the exchange of certain employee stock options in the fiscal year 1998.

(7)      The salary continuation agreement in the fiscal year 1999.

Source:  Denali Incorporated

For a detailed business and financial description of Denali Incorporated reference is made to the 1997/98 Annual Report of which copies can be obtained from ING Barings.

Independent Auditors' Statement

We have audited the consolidated balance sheets of Denali Incorporated and subsidiaries (the 'Company') as of June 28, 1997 and June 27, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 29, 1996, June 28, 1997 and June 27, 1998 and have issued our unqualified opinion dated July 31, 1998.

The five-year key figures on page 14 of this Offer Document for years ended July 1, 1995 through June 27, 1998 were derived from the audited financial statements of the Company for each of the respective years and are consistent, in all material respects, with the Annual Report (Form 10-K) for 1998, filed with the Securities and Exchange Commission.

The key figures as of March 27, 1999 and for the nine months then ended were derived from the unaudited financial information included in the Company's Form 10-Q for the nine months ended March 27, 1999 as filed with the Securities and Exchange Commission. We make no opinion or representations to such key figures included in this Offer Document. The key figures should be read in conjunction with the consolidated financial statements of Denali Incorporated which are available for review at the offices of ING Barings.

Ernst & Young LLP

Houston, Texas
May 12, 1999

                             5.INFORMATION ON WELNA

For a detailed business and financial description of Welna reference is made to the Annual Report. Copies can be obtained from Welna.

Profile Welna

Welna is a 122 year old company, with corporate seat in Enschede and headquartered in Oldenzaal, Netherlands. Historically, Welna was a company operating within the textile industry under the name of N.V. Spinnerij Tubantia v/h Firma B.W. en H. ter Kuile. Forced by the restructuring of the textile industry, Welna decided to alter its strategy in the 1950s. Welna responded to the changing environment by diversifying its production. In particular due to the acquisition of Plasticon, Welna positioned itself as an organization specializing in plastics processing and ancillary services. Welna currently operates through two major divisions. Welna Kunststoffen designs, manufactures and installs all forms of FRP pipe systems, vessels and other related equipment requiring high levels of corrosion resistance. Welna Handel is a trading firm that specializes in high quality products and engineered systems for power generation, water treatment and paper and chemical processing industries. Welna markets its products through its subsidiaries in the Netherlands, Germany, United Kingdom, Belgium, Sweden, France and Poland. Welna currently has 750 employees world wide of which 275 employees are located in the Netherlands.

Recent developments

The favorable market developments in Europe during the last couple of years are showing signs of a slowing down. These developments have resulted in a slightly lower sales level in 1999 to date than the projected level. Due to market developments and anticipated order levels no statement can currently be given on expected results of Welna for the first six months of 1999.

Capitalization

The authorized capital amounts to NLG 4.0 million, consisting of 2.0 million Shares and 2.0 million preference shares, each with a nominal value of NLG 1.00 per share. As per 31st December 1998, 1,037,122 Shares were issued and fully paid. The preference shares have not been issued. As per year end 1998, the following option rights were held by management:

Year Issued    Number                Exercise Price                        Expiry Date
                                 NLG                 EUR
1996           20,000           47.54               21.57            13th December 2001
1997           20,550           64.80               29.40            21st December 2002
1998           20,742           54.38               24.68            31st December 2001
               ------
Total          61,292

For the purpose of exercising the employee option plan, Welna bought 11,000 Shares in 1998 and 500 in 1999.

Share price performance Welna (EUR per share)

Year Highest      Lowest            Date             Closing           Remarks
1996 22.69        19.60             1/1/99           24.50
1997 38.34        22.10             17/3/99          30.00
1998 38.53        24.50             18/3/99          35.50             1st press release
                                    15/4/99          36.25             2nd press release

                       [SHARE PRICE WELNA (IN EURO) GRAPH]


Auditors' Statement

The annual figures 1998 and the comparative figures over 1997, as presented on pages 18 to 20 of this Offer Document are in all material aspects consistent with the annual report 1998 of Welna N.V., from which they have been derived. We issued an unqualified auditors' report to the 1998 financial statements on 16th March 1999.

Enschede, 10th May 1999
Deloitte & Touche

                                 CONSOLIDATED BALANCE SHEET OF WELNA

                                        1998                             1997
                           EUR (x 1,000)        NLG (x 1,000)       NLG (x 1,000)
ASSETS

Fixed assets
Intangible fixed assets          41                   90                  89
Tangible fixed assets        17,595               38,774              29,370
Financial fixed assets          278                  613               2,716
                            -------              -------             -------

                                       17,914               39,477               32,175
Current assets
Stocks                       10,780               23,757              18,870
Receivables                  16,601               36,583              29,597
Cash                          1,912                4,213               3,808
                            -------              -------             -------

                                       29,293               64,553               52,275
                                      -------             --------              -------

Total Assets                           47,207              104,030               84,450
                                      =======             ========              =======

LIABILITIES

Group equity
Shareholders' equity         14,355               31,634              35,355
Minority interests              455                1,004                 650
                            -------              -------             -------

                                       14,810               32,638               36,005

Provisions                              4,045                8,914                6,331

Long term liabilities                   3,290                7,251                4,555

Current liabilities
Bank and repayment on loans   9,342               20,588              12,450
Other current liabilities    15,719               34,639              25,109
                            -------              -------             -------

                                       25,061               55,227               37,559
                                      -------             --------              -------

Total Liabilities                      47,207              104,030               84,450
                                      =======             ========              =======

                  CONSOLIDATED PROFIT AND LOSS ACCOUNT OF WELNA


                                                                 1998                           1997
                                                   EUR (x 1,000)        NLG (x 1,000)       NLG (x 1,000)
Net turnover                                   69,359              152,848             124,876
Cost of goods sold                            (33,591)             (74,025)            (66,875)
                                             --------              -------             -------
Gross result                                             35,768               78,823               58,001

Labor costs                                   (19,602)             (43,197)            (31,160)
Depreciation                                   (1,817)              (4,004)             (3,135)
Other operating expenses                       (8,664)             (19,092)            (14,073)
                                             --------              -------             -------
Total operating expenses                                (30,083)             (66,293)             (48,368)
                                                       --------             --------              -------

Operating result                                          5,685               12,530                9,633

Total financial result                           (626)              (1,381)               (254)
                                              -------             --------             -------

Result on ordinary activities
before tax                                                5,059               11,149                9,379
Taxation on result                             (1,589)              (3,501)             (2,950)
                                             --------             --------             -------

Result on ordinary activities after tax                   3,470                7,648                6,429

Results on participating
interests                                        (135)                (298)               (120)
                                             --------             --------             -------

Net profit                                                3,335                7,350                6,309
                                                       ========             ========              =======

                              CONSOLIDATED CASH FLOW STATEMENT OF WELNA

                                                           1998                               1997
                                             EUR (x 1,000)       NLG (x 1,000)       NLG (x 1,000)
Operating income                                          5,686               12,530                9,633

Depreciation                                    1,814                3,998               3,138
Change in provisions                            1,172                2,583                (946)
Change in stocks                               (2,218)              (4,887)             (4,584)
Change in receivables                          (3,170)              (6,986)             (2,420)
Change in payables                                201                  442               2,308
Change in other liabilities                     2,518                5,549               3,229
                                               ------             --------             -------

                                                            317                  699                  725
Cash flow from operating
activities                                                6,003               13,229               10,358

Received interest                                 425                  936                 727
Results on participating interests                 16                   35                 708
Paid interest                                  (1,067)              (2,352)             (1,689)
Paid taxes                                       (789)              (1,739)             (1,107)
                                               ------             --------             -------

                                                         (1,416)              (3,120)              (1,361)

Cash flow from operating
expenses                                                  4,587               10,109                8,997

Investments tangible fixed assets              (3,222)              (7,101)             (5,076)
Divestments tangible fixed assets                 188                  415                 261
Investments minority interest                  (7,073)             (15,586)             (9,081)
Divestments minority interests                     70                  154                   0
                                               ------             --------             -------



Cash flow from investment
activities                                              (10,037)             (22,118)             (13,896)

New loans & repayments                            955                2,105                  32
Buy/sell own shares                              (331)                (729)                934
Issue new shares                                    8                   18               1,050
Increase short term bank loans                  3,693                8,138               4,181
Paid dividends                                   (284)                (625)             (1,475)
                                               ------             --------             -------

Cash flow from finance
activities                                                4,042                8,907                4,722

Changes in exchange rate, consolidation
influences and other non cash changes                     1,591                3,507               (2,911)

Change in cash                                              184                  405               (3,088)

                                   6.ADVISERS

                                     DENALI

                               Financial advisers

                                   ING Barings
                                 Foppingadreef 7
                                  P.O. Box 1800
                                1000 BV Amsterdam

                                 Legal advisers

                       Van Gijzen Advocaten en Notarissen
                                 Drentestraat 20
                                  P.O. Box 7925
                                1008 AC Amsterdam


                                    Auditors

                                Ernst & Young LLP
                               One Houston Center
                                  1221 McKinney
                                   Suite 2400
                              Houston, TX 77010-2007


                                      WELNA

                               Financial advisers

                                  ABN AMRO Bank
                                Foppingadreef 22
                                  P.O. Box 283
                                1000 EA Amsterdam

                                 Legal advisers

                          De Brauw Blackstone Westbroek
                                  Tripolis 300
                                 P.O. Box 75084
                                1070 AB Amsterdam

                                    Auditors

                                Deloitte & Touche
                                  P.O. Box 672
                                7500 AR Enschede




                        De Bussy -- Amsterdam -- 160290